Exhibit 99.7

AGREEMENT AND PLAN OF MERGER

of

CRESCOM BANK

with and into

UNITED BANK

THIS AGREEMENT AND PLAN OF MERGER by and between CresCom Bank (“CresCom Bank”) and United Bank (“United Bank”) is dated as of 18th day of December, 2019 (this “Bank Merger Agreement”).

WHEREAS, CresCom Bank is a South Carolina chartered commercial bank organized and existing under the Code of Laws of South Carolina (the “South Carolina Code”) with its principal office at 288 Meeting Street, Charleston, South Carolina 29401, with an authorized capitalization of 2,800,000 shares of common stock, $0.01 par value per share (“CresCom Bank Common Stock”), of which 618,500 shares of CresCom Bank Common Stock are outstanding and 200,000 shares of preferred stock, $0.01 par value per share (“CresCom Bank Preferred Stock”) of which no shares of CresCom Bank Preferred Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Virginia Code with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, CresCom Bank is a wholly owned subsidiary of Carolina Financial Corporation, a Delaware corporation and financial holding company having its headquarters at 288 Meeting Street, Charleston, South Carolina 29401 (“CFC”); and

WHEREAS, United Bank is a wholly owned subsidiary of United Bankshares, Inc., a West Virginia corporation and registered financial holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and CFC entered into an Agreement and Plan of Merger dated as of November 17, 2019 (as such agreement may hereafter be amended or supplemented from time to time, the “Merger Agreement”) pursuant to which United has agreed to acquire CFC by means of the merger of CFC with and into United with United surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Merger Agreement that, after the Merger, CresCom Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of CresCom Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, CresCom Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Resulting Bank”), pursuant to Section 6.2-822 of the Code of Virginia and Section 31-11-106 of the South Carolina Code. The Bank Merger shall have the effect provided in Sections 6.2-822.C and 13.1-721 of the Code of Virginia and Section 31-11-106(a) of the South Carolina Code.

ARTICLE II

The name of the Resulting Bank in the Bank Merger shall be “United Bank.”

ARTICLE III

The business of the Resulting Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Resulting Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and CresCom Bank as of the Effective Time (as hereinafter defined), together with the principal office of CresCom Bank, which shall be operated as a branch of the Resulting Bank, and at all other offices and facilities of United Bank and CresCom Bank established as of the Effective Time.

ARTICLE IV

Section 4.1 The Bank Merger shall become effective at the later of (i) the issuance by each of the Virginia State Corporation Commission (the “VSCC”) and the South Carolina Secretary of State of a certificate of merger, each relating to the Bank Merger; and (ii) the time set forth in the articles of merger relating to the Bank Merger filed with the VSCC and the South Carolina Secretary of State; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger of CFC into United; such time referred to herein as the “Effective Time.”

Section 4.2 At the Effective Time, the separate existence of CresCom Bank shall cease and the corporate existence of United Bank, as the Resulting Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Resulting Bank shall be deemed to be the same business and corporate entity as each of CresCom Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of CresCom Bank and United Bank shall vest in United Bank as the Resulting Bank, and the Resulting Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of CresCom Bank and United

Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of CresCom Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Resulting Bank; provided, however, that the Resulting Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Resulting Bank by the Virginia Code, the South Carolina Code or applicable regulations.

Section 4.3 The Resulting Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of CresCom Bank and United Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of CresCom Bank Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of CresCom Bank Common Stock shall thereafter not evidence any interest in CresCom Bank or the Resulting Bank.

Section 5.3 The stock transfer book of CresCom Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of CresCom Bank Common Stock shall be recorded therein.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Resulting Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time, together with Jerold L. Rexroad, a current member of the Board of Directors of CFC that United Bank shall appoint, at the Effective Time, as a member of the Board of Directors of the Resulting Bank, to serve as a director of the Resulting Bank until his or her successor is duly elected and qualified (the “CFC Nominee”). The CFC Nominee shall hold office until the next annual meeting of the shareholder of the Resulting Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his successor has been elected and qualified. United Bank shall take such actions as shall be required to effect the election or appointment of the CFC Nominee as a member of the Board of Directors of the

Resulting Bank, as of the Effective Time. The CFC Nominee shall provide such information with respect to his qualifications as United Bank shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all United Bank directors. This Section 6.1 does not establish a contractual right to continued service on the United Bank Board of Directors by the CFC Nominee. The inclusion of the CFC Nominee on slates of nominees put forward by the United Bank Board of Directors from and after their appointment pursuant to this Section 6.1 shall be determined in the same manner as all other nominees and incumbent directors. Each such director shall hold office until the next annual meeting of the shareholder of the Resulting Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2 The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Resulting Bank, as the Resulting Bank, until their successors are duly appointed by the Board of Directors of the Resulting Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Resulting Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Resulting Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto, except that no provision in Article IX may be amended or waived at any time pursuant to its terms. This Bank Merger Agreement may be terminated by mutual consent of CresCom Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Merger Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of CresCom Bank Common Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

Section 9.2 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and United shall be the sole holder of all of the issued and outstanding shares of United Bank Capital Stock and all of the issued and outstanding shares of CresCom Bank Common Stock, either directly or indirectly, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired.

Section 9.3 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Merger Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

If to CresCom Bank:

William A. Gehman, III

CresCom Bank

288 Meeting Street

Charleston, South Carolina 29401

Fax: 843-723-5466

E-mail: bgehman@haveanicebank.com

Copy to:

Neil E. Grayson

Nelson Mullins Riley & Scarborough LLP

Greenville ONE

2 W. Washington Street, Suite 400

Greenville, SC 29601

Email: neil.grayson@nelsonmullins.com

If to United Bank:

James J. Consagra, Jr., Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

Fax: (703) 442-7190

E-mail: james.consagra@bankwithunited.com

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Resulting Bank and to the extent permitted by law and at the expense of the Resulting Bank, the officers and directors of CresCom Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Resulting Bank title to, and possession of, all of the property, rights, power and franchises of CresCom Bank and United Bank, including, without limitation, all rights and interests of CresCom Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Resulting Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of CresCom Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of CresCom Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement shall constitute a plan of “reorganization” for the Bank Merger within the meaning of Section 368(a) of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, CresCom Bank and United Bank have each caused this Agreement and Plan of Merger to be executed as of the date first above written.

CRESCOM BANK

By:	/s/ David L. Morrow
Title:	Chief Executive Officer

UNITED BANK

By:	/s/ James J. Consagra, Jr.
Title:	Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A

PLAN OF MERGER

merging

CRESCOM BANK,

a South Carolina chartered commercial bank

with and into

UNITED BANK,

a Virginia chartered commercial bank

1. Merger. CresCom Bank (“CresCom Bank”), a South Carolina chartered commercial bank, shall upon the Effective Time (as defined in Section 2.a below) be merged (the “Bank Merger”) with and into United Bank (“United Bank”), a Virginia chartered commercial bank, in accordance with the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”), Title 6.2 of the Code of Virginia and Title 33, Chapter 11 of the Code of Laws of South Carolina (the “South Carolina Code”). As a result of the Bank Merger, the separate corporate existence of CresCom Bank shall cease and United Bank shall continue as the surviving corporation (the “Resulting Bank”) following the Bank Merger. The corporate existence of United Bank shall continue unaffected and unimpaired by the Bank Merger.

2. Effective Time; Effects of the Merger.

a. The Bank Merger shall become effective at the later of (i) the issuance by each of the Virginia State Corporation Commission (the “VSCC”) and the South Carolina Secretary of State of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in the articles of merger relating to the Bank Merger filed with the VSCC; provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the merger (the “Merger”) of Carolina Financial Corporation, the parent company of CresCom Bank (“CFC”), with and into United Bankshares, Inc. (“United”); such time referred to herein as the “Effective Time.”

b. The business of the Resulting Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Resulting Bank at its principal office, which shall be located at the principal office of United Bank at 1118 Main Street, Fairfax, Virginia 22030; at all duly authorized and operating branches of United Bank and CresCom Bank as of the Effective Time, together with the principal office of CresCom Bank, which shall be operated as a branch of the Resulting Bank; and at all other offices and facilities of United Bank and CresCom Bank established as of the Effective Time.

c. At the Effective Time, the Bank Merger shall have the effects set forth in Sections 6.2-822.C and 13.1-721 of the VSCA and Section 33-11-106 of the South Carolina Code. At the Effective Time, the separate existence of CresCom Bank shall cease and the corporate existence of United Bank, as the Resulting Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Resulting Bank shall be deemed to be the same business and corporate entity as each of CresCom Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of CresCom Bank and United Bank shall vest in United Bank as the Resulting Bank, and the Resulting Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of CresCom Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of CresCom Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Resulting Bank; provided, however, that the Resulting Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Resulting Bank by the Code of Virginia, the South Carolina Code or applicable regulations.

d. The Resulting Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of CresCom Bank and United Bank immediately prior to the Effective Time.

e. The name of the Resulting Bank in the Bank Merger shall be “United Bank”.

3. Manner and Basis of Converting Securities.

a. At the Effective Time, (i) all of the shares of the capital stock of CresCom Bank validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of the capital stock of United Bank issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

b. At and after the Effective Time, certificates evidencing shares of capital stock of CresCom Bank shall thereafter not evidence any interest in CresCom Bank or the Resulting Bank.

c. The stock transfer book of CresCom Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of capital stock of CresCom Bank shall be recorded therein.

d. Any outstanding options or other rights to acquire shares of capital stock of CresCom Bank outstanding as of the Effective time shall be canceled at the Effective Time.

4. Board of Directors. Upon the Effective Time, the Board of Directors of the Resulting Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time, together with Jerold L. Rexroad, a current member of the Board of Directors of CFC that United Bank shall appoint, at the Effective Time, as a member of the Board of Directors of the Resulting Bank, to serve as a director of the Resulting Bank until his or her successor is duly elected and qualified (the “CFC Nominee”). The CFC Nominee shall hold office until the next annual meeting of the shareholder of the Resulting Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his successor has been elected and qualified. United Bank shall take such actions as shall be required to effect the election or appointment of the CFC Nominee as a member of the Board of Directors of the Resulting Bank, as of the Effective Time. The CFC Nominee shall provide such information with respect to his qualifications as United Bank shall reasonably request and shall comply with any policies and conditions regarding board service applicable to all United Bank directors. This Section 4 does not establish a contractual right to continued service on the United Bank Board of Directors by the CFC Nominee. The inclusion of the CFC Nominee on slates of nominees put forward by the United Bank Board of Directors from and after their appointment pursuant to this Section 4.1 shall be determined in the same manner as all other nominees and incumbent directors. Each such director shall hold office until the next annual meeting of the shareholder of the Resulting Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until their successors have been elected and qualified.

5. Officers. Upon the Effective Time, the officers of the Resulting Bank shall be comprised of those persons serving as officers of United Bank immediately prior to the Effective Time. Each such officer shall hold office until his or her successor has been duly appointed by the Board of Directors of the Resulting Bank.

6. Articles of Incorporation. From and after the Effective Time, the Articles of Incorporation of the Resulting Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

7. Bylaws. From and after the Effective Time, the Bylaws of the Resulting Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

8. Amendment. Subject to the terms of the Agreement and Plan of Merger by and between United Bank and CresCom Bank, dated December 18, 2019 (the “Bank Merger Agreement”), this Plan of Merger may be amended by the Boards of Directors of United Bank and CresCom Bank at any time prior to the Effective Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholder of CresCom Bank and the shareholder of United Bank shall not:

a. alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by such shareholders;

b. alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect; or

c. alter or change any term of the Articles of Incorporation of CresCom Bank or United Bank.

9. Condition Precedent; Termination. It shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated and United shall be the sole holder of all of the issued and outstanding shares of capital stock of CresCom Bank and all of the issued and outstanding shares of capital stock of United Bank, and (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired. This Plan of Merger may be terminated by mutual consent of CresCom Bank and United Bank at any time prior to the Effective Time. In addition, this Plan of Merger will terminate, and be of no further force or effect, upon the termination of the Merger Agreement without any action by either party hereto.

10. Abandonment. At any time prior to the Effective Time, the Bank Merger may be abandoned, subject to regulatory approval and to the terms of the Bank Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of United Bank and CresCom Bank. Written notice of such abandonment shall be filed with the VSCC and the South Carolina Secretary of State prior to the Effective Time.

11. Defined Term. As used in this Plan of Merger, the “Merger Agreement” means the Agreement and Plan of Merger by and between CFC and United, dated November 17, 2019, pursuant to which CFC will be merged with and into United, with United surviving such merger.

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